EXHIBIT 99


                                                                   NEWS RELEASE


Contact: Robert Kleiber                                     (NASDAQ/NMS:  NLCS)
         612/829-3116                                     For Immediate Release


                         NATIONAL COMPUTER SYSTEMS, INC.
                    ANNOUNCES REVISIONS TO TAKEOVER DEFENSES


         Minneapolis, MN... March 4, 1996 - National Computer Systems, Inc. (NASDAQ/NMS - NLCS) announced that its Board of Directors had approved several actions to better protect NCS against certain coercive or inadequate takeover tactics or offers. The NCS Shareholder Rights Plan, originally adopted in 1987 and amended in 1989, was amended to extend the expiration date to July 6, 2002 and change the exercise price of the rights from $50.00 to $55.00. The amendments also reduce the stock ownership level at which the rights become exercisable and make certain other changes.

         As amended, the rights plan provides that if any person or group acquires 15% or more of NCS common stock, each right not owned by such person or group will entitle its holder to purchase, at the right's then-current exercise price, NCS common stock having a value of twice the right's exercise price. The rights would not be triggered, however, if the acquisition of 15% or more of NCS common stock is pursuant to a tender or exchange offer for all outstanding shares of NCS common stock determined by the Board of Directors to be fair and in the best interests of NCS and its shareholders.

         In addition, NCS amended its bylaws to allow for the removal of directors only for cause, to require that a shareholder give notice of proposed business and shareholder nominations of directors, to provide greater authority in conducting stockholder meetings, and to conform to statutory requirements for calling a special meeting of stockholders in the case of a change in control.

         Further, in an effort to assure that it will have the continued dedication of its elected officers, notwithstanding the possibility or threat of a change in control, NCS authorized the execution of change in control agreements with those elected officers. Each change in control agreement would provide that, if an executive's employment is terminated under specified circumstances following a change in control of NCS, the executive will receive certain payments and the continuance of benefits.

         NCS is an information services company providing data collection services and systems to selected segments of the education, business, government, and healthcare markets. NCS is also a leading provider of asset management software and services to banks and other financial institutions.

                                                                   NEWS RELEASE


Contact:          Robert Kleiber                             (NASDAQ/NMS:  NLCS)
                  612/829-3116                             For Immediate Release



                    NATIONAL COMPUTER SYSTEMS, INC. ANNOUNCES
                     REGULAR QUARTERLY DIVIDEND, ADDITIONAL
                            STOCK BUYBACK AUTHORIZED



         Minneapolis, Minnesota...March 4, 1996...The Board of Directors of National Computer Systems, Inc. (NASDAQ/NMS - NLCS) declared a quarterly cash dividend of $.09 per share payable March 26, 1996 to stockholders of record March 15, 1996.

         The Board also authorized the purchase of up to 500,000 shares of the Company's common stock in the open market or in private transactions for the purpose of offsetting NCS common stock issuances by the Company for stock option exercises, employee stock purchase plan purchases and other stock awards. This purchase program is an addition to the Board's earlier authorizations which have been fully utilized.

         NCS is an information services company providing data collection services and systems to selected segments of the education, business, government, and healthcare markets. NCS is also a leading provider of asset management software and services to banks and other financial institutions. NCS' stock is listed on the NASDAQ National Market List under the symbol "NLCS." The Company has approximately 15.6 million shares outstanding.